Informatica Appoints Mitesh Dhruv to the Board of Directors

Elizabeth Rafael stepping down to continue focus on CFO responsibilities at a public company

Redwood City, CA October 10, 2024 – Informatica (NYSE: INFA), a leader in enterprise AI-powered cloud data management, today announced the appointment of Mitesh Dhruv, a seasoned financial executive with close to 25 years of experience advising technology companies, to its Board of Directors and as Chair of the Audit Committee. Dhruv was an executive at RingCentral, Inc. (NYSE: RNG), a cloud-based communications and collaboration solutions provider, from 2012 to 2021. Dhruv played a critical role in accelerating RingCentral’s cloud growth and enhancing the company’s financial performance, serving as Chief Financial Officer from 2017 to 2021. Earlier in his career, Dhruv worked at Bank of America-Merrill Lynch from 2005 to 2012 as an equity analyst covering software and cloud companies. An experienced public company board director, Dhruv currently serves on the Board and Audit Committee of ChargePoint Inc. (NYSE: CHPT), an electric vehicle infrastructure company, and previously served on the Board and as Audit Committee Chair of ZoomInfo (NASDAQ: ZI), a software go-to-market intelligence platform, from 2020 to 2024.

The company also announced that Elizabeth Rafael, who recently notified the Informatica Board of Directors of her appointment in May 2024 as interim Chief Financial Officer at another public company, is stepping down. Rafael is reducing the number of boards upon which she is currently serving to accommodate the interim assignment. Rafael has served as Chair of the Audit Committee on the Board since its initial public offering in October 2021.

“I would like to thank Betsy for her leadership, expertise and insightful guidance as Audit Committee Chair and as an invaluable member of our Board. We wish her well in all future endeavors,” said Bruce Chizen, Chair of the Informatica Board of Directors.

Chizen continued, “We are excited to welcome Mitesh to the Board. We believe his deep financial expertise, proven track record scaling technology companies, and other board experiences will add to the strength of our Board. This appointment reflects our commitment to strong corporate governance and delivering value to our shareholders.”

Dhruv commented, “Informatica is uniquely positioned in the market with unmatched enterprise AI-powered cloud data management capabilities for modern enterprises. I am honored to join the Board and look forward to working with this innovative team to drive continued growth and success.”

About Informatica

Informatica (NYSE: INFA), a leader in enterprise AI-powered cloud data management, brings data and AI to life by empowering businesses to realize the transformative power of their most critical assets. We have created a new category of software, the Informatica Intelligent Data Management Cloud™ (IDMC). IDMC is an end-to-end data management platform, powered by CLAIRE® AI, that connects, manages and unifies data across any multi-cloud or hybrid system, democratizing data and enabling enterprises to modernize and advance their business strategies. Customers in approximately 100 countries, including more than 80 of the Fortune 100, rely on Informatica to drive data-led digital transformation. Informatica. Where data and AI come to life.

Investor Relations
Victoria Hyde-Dunn

vhydedunn@informatica.com

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